                                            FILED PURSUANT TO RULE NO. 424(B)(3)
                                            REG. NO. 333-47261

PROSPECTUS SUPPLEMENT NO. 17
(TO THE PROSPECTUS DATED MAY 14, 1998)

                        10,000,000 PREFERRED SECURITIES

                             NEWELL RUBBERMAID LOGO

                            NEWELL FINANCIAL TRUST I
            5 1/4% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                      (CONVERTIBLE QUIPS(SM)* SECURITIES)
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
   GUARANTEED TO THE EXTENT SET FORTH IN THE PROSPECTUS REFERENCED HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                             NEWELL RUBBERMAID INC.
                            ------------------------

     This Prospectus Supplement No. 17 supplements and amends the Prospectus dated May 14, 1998, as it has previously been supplemented by Prospectus Supplements dated June 5, 1998, June 25, 1998, July 13, 1998, July 23, 1998, August 12, 1998, September 8, 1998, October 8, 1998, November 6, 1998, December 8, 1998, January 11, 1999, February 5, 1999, March 15, 1999, April 27, 1999, May
26, 1999, September 29, 1999 and November 8, 1999. The initial May 14, 1998 Prospectus and all seventeen Prospectus Supplements constitute the current Prospectus.

     The Prospectus relates to: (1) the 5 1/4% Convertible Quarterly Income Preferred Securities (The Preferred Securities represent preferred undivided beneficial ownership interests in the assets of Newell Financial Trust I.); and
(2) the shares of common stock of Newell Rubbermaid Inc. that may be issued on conversion of the Preferred Securities.

     The Selling Holder Table in the Prospectus is amended so that the following line item reads as follows:

                                                                                     SHARES OF COMPANY
                                                                                       COMMON STOCK
                                                                  NUMBER OF            ISSUABLE UPON
                                                             PREFERRED SECURITIES      CONVERSION OF
                                                                  OWNED AND              PREFERRED
                     NAME OF SELLING HOLDER                     OFFERED HEREBY          SECURITIES
                     ----------------------                  --------------------    -----------------
 50.  Goldman, Sachs & Co. ................................        230,270                227,159
Additionally, the following new line item is hereby added to the Selling Holder Table:
120.  LPT MFS Total Return Portfolio.......................            680                    670

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.
                            ------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
---------------------
* QUIPS is a servicemark of Goldman, Sachs & Co.
                            ------------------------

          The date of this Prospectus Supplement is December 6, 1999.